EXHIBIT 2.2
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of December 10, 2020 (this “Agreement”), is made and entered into by and between Zephyr Parent, Inc., a Delaware corporation (“Parent”), ZAGG Inc, a Delaware corporation (the “Company”), and the undersigned stockholders (the “Stockholders”) of the Company. Parent, the Company and the Stockholders are referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H
WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, and Zephyr Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated December 10, 2020 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub shall merge with and into the Company (the “Merger”) and each of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”), other than the Excluded Company Common Stock and Dissenting Shares, shall, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration;
WHEREAS, as of the date hereof, each Stockholder Beneficially Owns (as defined below) and owns of record the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (the “Existing Shares”); and
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms. The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(d)(1)(i)); provided, that Parent shall not be deemed to be the Beneficial Owner of the Covered Company Shares by virtue of this Agreement. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning.
“Covered Company Shares” means, with respect to each Stockholder, (1) such Stockholder’s Existing Shares and (2) any shares of Company Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such Stockholder has Beneficial Ownership of on or after the date hereof and prior to the date of termination of this Agreement.
“Permitted Transfer” means a Transfer of Covered Company Shares by a Stockholder to any Affiliate of such Stockholder, provided such transferee agrees to be bound by the terms and conditions of this Agreement.
“Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock (including any Covered Company Shares).
ARTICLE II
VOTING AGREEMENT
Section 2.1    Agreement to Vote.
a.From the date hereof until termination of this Agreement in accordance with Section 5.1, each Stockholder hereby agrees that at the Company Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the extent that the Covered Company Shares are entitled to vote thereon or consent thereto:
i.appear at each such meeting or otherwise cause all of such Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and

ii.vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Company Shares:

1.in favor of the adoption of the Merger Agreement and approval of the Merger and the transactions contemplated thereby and any other action reasonably requested by Parent in furtherance thereof;

2.in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the adoption of the Merger, the Merger Agreement and the transactions contemplated thereby;

3.against any Acquisition Proposal; and

4.against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated thereby (including the consummation in each case thereof) or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement, including any action, agreement or transaction that would reasonably be expected to result in any condition to the consummation of the Merger set forth in the Merger Agreement not being satisfied, or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement.

b.Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. Nothing contained in this Agreement shall require any Stockholder (or shall entitle any proxy of any Stockholder) to convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying shares of Company Common Stock.
Section 2.2    No Inconsistent Agreements. From the date hereof until termination of this Agreement in accordance with Section 5.1, each Stockholder covenants not to enter into any agreement, understanding or arrangement with any Person to vote or give instructions with respect to the Covered Company Shares that would result in a breach of Section 2.1.
Section 2.3    Proxies. Other than (i) the granting of proxies to vote Covered Company Shares to an Affiliate of such Stockholder as a Permitted Transfer and (ii) the granting of proxies to vote Covered Company Shares with respect to the election of directors, ratification of the appointment of the Company’s auditors at the Company’s annual meeting or special meeting of stockholders, and other routine matters at the Company’s annual meeting or any special meeting, in either case, to the extent such matters are not (x) inconsistent with the obligations contemplated by the Merger Agreement or this Agreement or (y) related to the transactions contemplated by the Merger Agreement or this Agreement, no Stockholder shall, directly or indirectly, grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to the voting of any of such Stockholder’s Covered Company Shares.
ARTICLE III
OTHER COVENANTS

Section 3.1    Restrictions on Transfers. Each Stockholder hereby agrees that, except as contemplated by this Agreement and the Merger Agreement, from the date hereof until the termination of this Agreement in accordance with Section 5.1, (i) such Stockholder shall not, directly or indirectly, Transfer or consent to a Transfer of any Covered Company Shares or any Beneficial Ownership interest or any other interest therein, unless such Transfer is a Permitted Transfer and (ii) any Transfer in violation of this provision shall be void.
Section 3.2    No Solicitation. Each Stockholder has read Section 5.4 of the Merger Agreement and agrees that such Stockholder, in its capacity as a stockholder of the Company, will not, directly or indirectly, take any action that would violate Section 5.4 of the Merger Agreement if such Stockholder were deemed a Company Representative for purposes of Section 5.4 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are permitted or required under Section 5.4 of the Merger Agreement. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of such Stockholder to review any Superior Proposal and, solely to the extent the Company Board has made the determinations set forth in the first sentence of Section 5.4(d) of the Merger Agreement, to discuss and confirm to the Company the willingness of such Stockholder to support and sign a voting and support agreement in the event of any termination of the Merger Agreement or Change of Board Recommendation.
Section 3.3    Waiver of Appraisal Rights; Litigation. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or Representatives (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or the consummation of the Merger, (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, execution or delivery of this Agreement or the Merger Agreement or (c) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated by the Merger Agreement or this Agreement; provided, however, that the foregoing shall not restrict such Stockholder from enforcing any of its rights under the Merger Agreement or this Agreement.
Section 3.4    Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties of the Stockholders. Each Stockholder hereby severally represents and warrants to Parent as follows:

a.Organization. Such Stockholder, to the extent such Stockholder is an entity, is duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable.

b.Authority; Execution and Delivery; Enforceability. Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder or, as applicable, its board of directors, trustees or other governing body are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Such Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other Parties to this Agreement, this Agreement constitutes such Stockholder’s legal, valid and binding obligation, enforceable against such Stockholder in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

c.Ownership of Shares. As of the date hereof, except as described in a Schedule 13D or Schedule 13G filed by or on behalf of the Stockholders with the SEC prior to the date of this Agreement (the “Beneficial Ownership Disclosure”), such Stockholder is the sole Beneficial Owner of the Existing Shares set forth opposite such Stockholder’s name on Schedule I hereto, free and clear of any Liens and free of any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Existing Shares (other than (i) this Agreement or (ii) any limitations or restrictions imposed under applicable Laws), and such Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by such Stockholder. Except as set forth on Schedule I hereto or described in the Beneficial Ownership Disclosure, such Stockholder has and will have at all times from the date hereof until termination of this Agreement in accordance with Section 5.1 (except to the extent such Existing Shares are transferred after the date hereof pursuant to a Permitted Transfer) sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2.1, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares.

d.No Conflicts. Neither the execution and delivery of this Agreement by such Stockholder nor compliance by it with any of the terms or provisions hereof will (i) with respect to such Stockholder that is not a natural person, violate any provision of the certificate of incorporation, bylaws, or other organizational or governing documents of such Stockholder, (ii) conflict with or violate any Law applicable to such Stockholder or by which any of such Stockholder’s properties or assets are bound or affected, (iii) violate, conflict with, result in any breach of any provision of, or loss of any benefit under, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation under, or require the consent of, notice to, or filing with any third party pursuant to any terms or provisions of any Contract to which such Stockholder is a party or by which any of the Covered Company Shares are bound or affected, or result in the creation of any Lien (other than any Permitted Lien) upon any of the Covered Company Shares, except, in the case of the foregoing clauses (ii) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement on a timely basis.

e.Consents and Approvals. The execution, delivery and performance by such Stockholder of this Agreement do not and will not require any consent of, or filing with, any Governmental Entity (excluding filings with the SEC under applicable securities Laws and applicable antitrust Laws).

f.Legal Proceedings. As of the date of this Agreement, there are no proceedings pending, or to the knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s assets or properties that would reasonably be expected to impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement. Such Stockholder is not, and none of such Stockholder’s properties or assets is or are, subject to any Governmental Order that would reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement.

Section 4.2    Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

a.Organization. Parent is duly organized and validly existing under the Laws of Delaware.

b.Authority; Execution and Delivery; Enforceability. Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Parent of this Agreement and the compliance by Parent with each of its obligations herein have been duly and validly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other Parties to this Agreement, this Agreement constitutes Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

c.No Conflicts. Neither the execution and delivery of this Agreement by Parent nor compliance by Parent with any of the terms or provisions hereof will (i) violate any provision of the certificate of incorporation, bylaws, or other organizational or governing documents of Parent, (ii) conflict with or violate any Law applicable to Parent or by which any of Parent’s properties or assets are bound or affected, (iii) violate, conflict with or result in any breach of any provision of, or result in the loss of any benefit under, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any material Contract to which Parent is a party or by which any property or asset of Parent is bound, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of Parent, except, in the case of the foregoing clauses (ii) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

d.No Other Representations. Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, no Stockholder has made, or is making, any representations or warranties to Parent with respect to the Company, such Stockholder’s ownership of Company Common Stock, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).
ARTICLE V
TERMINATION

Section 5.1    Termination. This Agreement shall terminate upon the earliest to occur of (a) the conclusion of the Company Stockholder Meeting at which the vote contemplated in Section 2.1 hereof has occurred and the Stockholders’ Covered Company Shares have been voted as specified herein; (b) the termination of this Agreement by the mutual written consent of Parent, the Company and the Stockholders; (c) the termination of the Merger Agreement in accordance with its terms prior to the Effective Time; (d) a Change of Board Recommendation to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.4 of the Merger Agreement; (e) the Company’s entry into an Alternative Acquisition Agreement; (f) the Effective Time; and (g) any amendment to the Merger Agreement without the prior written consent of the Stockholders that (I) decreases the amount or changes the form of the Merger Consideration, (II) imposes any additional material restrictions on or additional conditions on the payment of the Merger Consideration to stockholders of the Company, (III) imposes any additional material restrictions or obligations on the Stockholders or (IV) otherwise amends the Merger Agreement in a manner materially adverse to the Stockholders relative to the other stockholders of the Company (excluding, in all cases, any amendments affecting directors, officers or employees of the Company or any Subsidiary of the Company in their capacities as such who are stockholders of the Company). In the event of the termination of this Agreement in accordance with this Section 5.1, this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any Party hereto, other than Section 3.3, this Section 5.1 and Article VI, which provisions shall survive such termination; provided, however, that nothing in this Section 5.1 shall relieve any Party from liability for any material and intentional breach of any representation, warranty, covenant or other agreement contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “material and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.
ARTICLE VI
MISCELLANEOUS

Section 6.1    Publication. Each Stockholder (i) hereby consents to and authorizes the publication and disclosure by Parent and the Company in any press release or the Proxy Statement (including all documents and schedules filed with the SEC) or other disclosure document required under applicable Law in connection with the Merger Agreement or the transactions contemplated thereby, its identity and ownership of shares of Company Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and such other information reasonably required under applicable Law in connection with such publication or disclosure (“Stockholder Information”), and (ii) hereby agrees to cooperate with Parent and the Company in connection with such filings, including providing Stockholder Information reasonably requested by Parent or the Company and necessary in connection with such filings. Parent hereby consents to and authorizes the publication and disclosure by each Stockholder and its Affiliates of this Agreement and any Stockholder Information in any document, schedule or other disclosure required by applicable Law (including any Schedule 13D or other filing with the SEC).
Section 6.2    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. All rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to each Stockholder, and Parent shall have no authority to direct such Stockholder in the voting or disposition of any of the Covered Company Shares, except as otherwise provided herein.

Section 6.3    Further Assurances. Each of the Parties agrees that, upon the reasonable request of any other Party, it shall use reasonable efforts to take, or cause to be taken, such further actions as may be reasonably necessary, proper or advisable to comply with its obligations hereunder, including by executing and delivering additional documents.

Section 6.4    Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 6.5    Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:
1.if to Parent, to:
c/o Evercel, Inc.
382 NE 191st Street, Suite 90959
Miami, Florida 33179-3899
Attention: Dan Allen, Chief Executive Officer
Email: dan@coronapark.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, California 92626
Attention: James W. Loss and Randall J. Wood
Email: jim.loss@morganlewis.com and randy.wood@morganlewis.com
2.if to the Company, to:
ZAGG Inc
910 West Legacy Center Drive, Suite 500
Midvale, Utah 84047
Attention: Legal Department (Abby Barraclough)
Email: legal@zagg.com and abby.barraclough@zagg.com

with a copy (which shall not constitute notice) to:

    Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attention: Steven B. Stokdyk
Email: steven.stokdyk@lw.com
3.if to a Stockholder, as set forth on Schedule II hereto.
Section 6.6    Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.7    Entire Agreement; Third Party Beneficiaries. This Agreement (including the Schedules hereto and, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective permitted successors and assigns.
Section 6.8    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 6.9    Binding Effect; Benefit; Assignment.

a.This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each Party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

b.Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto by operation of Law or otherwise without the prior written consent of the other Parties. Any purported assignment in violation of this Section 6.9(b) shall be null and void.

Section 6.10    Headings; Interpretation.

a.The Parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

b.The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs and schedules are to the articles, sections and paragraphs of, and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date first set forth above, unless the context requires otherwise. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States.

Section 6.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.
Section 6.12    Specific Performance. The Parties hereto agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement). It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 6.13    Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action shall be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such Delaware State or Federal court. Each of the Parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.5. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 6.14    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14.
Section 6.15    Capacity as a Stockholder. Each Stockholder makes its agreements and understandings herein solely in its capacity as record holder and Beneficial Owner of the Covered Company Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by any Representative of such Stockholder solely in its capacity as a director or officer of the Company.

Section 6.16    Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger or the other transactions contemplated by the Merger Agreement are consummated.
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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.
ZEPHYR PARENT, INC.

By: /s/ DANIEL ALLEN
    Name: Daniel Allen
    Title: President
ZAGG INC

By: /s/ CHRIS AHERN
    Name: Chris Ahern
    Title: Chief Executive Officer
[Voting Agreement]

By: /s/ CHERYL A. LARABEE
    Cheryl A. Larabee
[Voting Agreement]

By: /s/ DANIEL R. MAURER
    Daniel R. Maurer
[Voting Agreement]

By: /s/ EDWARD TERINO
    Edward Terino
[Voting Agreement]

By: /s/ MICHAEL T. BIRCH
    Michael T. Birch
[Voting Agreement]

By: /s/ P. SCOTT STUBBS
    P. Scott Stubbs
[Voting Agreement]

By: /s/ RONALD G. GARRIQUES
    Ronald G. Garriques
[Voting Agreement]

By: /s/ CHRIS AHERN
    Chris Ahern
[Voting Agreement]

By: /s/ TAYLOR SMITH
    Taylor Smith
[Voting Agreement]

[Voting Agreement]

SCHEDULE I
EXISTING SHARES

Name of Stockholder	Existing Shares
Cheryl A. Larabee	160,146
Daniel R. Maurer	130,715
Edward Terino	57,046
Michael T. Birch	33,455
P. Scott Stubbs	57,364
Ronald G. Garriques	27,046
Chris Ahern	178,875
Taylor Smith	72,029

SCHEDULE II
STOCKHOLDER NOTICES

Name of Stockholder	Notices
Cheryl A. Larabee	[redacted]
Daniel R. Maurer	[redacted]
Edward Terino	[redacted]
Michael T. Birch	[redacted]
P. Scott Stubbs	[redacted]
Ronald G. Garriques	[redacted]
Chris Ahern	[redacted]
Taylor Smith	[redacted]

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